EXHIBIT 10.4

Summary Translation of Amendment to OTT Platform Development Agreement

Party A: China VTV Ltd.

Party B: Xin Mei Culture, Ltd.

The first paragraph in the Recital of the OTT Platform Development Agreement dated December 22, 2016, shall be amended as follows:

“WHEREAS:

1.	Party A owns the OTT technology platform which is compatible with Google, Apple, and Android TV systems; Party A estimates that its viewer base will reach approximately 3.5 million in the next three years from December 22, 2016 (approximately 2.5 million users on Facebook, WeiBo, Miaopai and other social media, 1 million users on www.chinavtv.tw, and 30,000 Internet TV users); Party A is a new media company with complete systems and functions, and advanced technology.”

Party A: China VTV Ltd.	Party B: Xin Mei Culture
Distribution Co., Ltd.

/s/ Tijin Song	/s/ Feng Chen
Authorized Signature(s)	Authorized Signature(s)
Signature Date: 7/22/2019	Signature Date: 7/22/2019